EXHIBIT 10.6
AMENDMENT NO. 2 TO
CHANGE IN CONTROL AGREEMENT
     THIS AMENDMENT NO. 2 TO CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of the 26th day of July, 2007, by and between BOARDWALK BANK, a New Jersey chartered bank (“Boardwalk”) and WAYNE S. HARDENBROOK, an adult individual (the “Executive”).
     WHEREAS, Boardwalk entered into a Change in Control Agreement with the Executive dated February 22, 2005, as amended June 1, 2007 (the “Change in Control Agreement”);
     WHEREAS, effective July 1, 2006, Boardwalk formed Boardwalk Bancorp, Inc., a New Jersey business corporation and bank holding company of Boardwalk (“Bancorp”); and
     WHEREAS, Boardwalk and the Executive desire to modify the Change in Control Agreement during the transition period under Section 409A of the Internal Revenue Code (the “Code”) to modify the definition of “Change in Control” and to require a payment to the Executive upon the occurrence of a Change in Control without regard to whether Executive has a termination of employment.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:
     1. Amendment to Change in Control Agreement. The following amendments to the Change in Control Agreement are effective as of July 1, 2007, and the modifications to the Change in Control Agreement set forth herein shall be incorporated into the terms of the Change in Control Agreement as follows:
(a)	Section 2 shall be renamed “Change in Control Payment” and Section 2(a) shall be deleted and the following substituted therefor:
     (b) Payment Upon Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined in Section 2(b), Executive shall be entitled to the payment set forth in Section 3 on the later of the Closing Date of the Change in Control or the first business day in January 2008.
     (b) Section 2(b) shall be amended as follows:
     (b) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” shall mean a (1) a change in ownership of Bancorp or Boardwalk under paragraph (i) below, or (2) a change in effective control of Bancorp or Boardwalk under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of Bancorp or Boardwalk under paragraph (iii) below:
     (i) Change in ownership of the Boardwalk or Bancorp. A change in the ownership of the Boardwalk shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-

3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or
     (ii) Change in the effective control of Boardwalk or Bancorp. A change in the effective control of Boardwalk or Bancorp shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Boardwalk or Bancorp possessing 35% or more of the total voting power of the stock of Boardwalk or Bancorp; or (ii) a majority of members of Boardwalk’s or Bancorp’s board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of Boardwalk is another corporation; or
     (iii) Change in the ownership of a substantial portion of Boardwalk’s or Bancorp’s assets. A change in the ownership of a substantial portion of Boardwalk’s or Bancorp’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Boardwalk or Bancorp that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; or
     (iv) For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent modified herein. Notwithstanding the foregoing, no trust department or other designated fiduciary or other trustee of such trust department of Boardwalk, or other similar fiduciary capacity of Boardwalk or Bancorp with direct voting control of the stock shall be included or considered. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of Boardwalk or Bancorp, and no trustee of any such plan in its capacity as such trustee, shall be included or considered for purposes of determining a Change in Control.
     2. Continuation of Change in Control Agreement. Except as amended hereby, the Change in Control Agreement shall continue in full force and effect in accordance with its term.

     3. Applicable Law. This amendment to the Change in Control Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the State of New Jersey.
     4. Representations and Warranties. The parties hereto represent and warrant to each other that they have carefully read this amendment to the Change in Control Agreement and consulted with respect thereto with their respective counsel, and that each of them fully understands the content of this amendment to the Change in Control Agreement is legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.
     5. Successors and Assigns. This amendment to the Change in Control Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Boardwalk shall require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of either Bancorp or Boardwalk to expressly assume and agree to perform this amendment to the Change in Control Agreement, in the same manner and to the same extent that Boardwalk would be required to perform it if no such succession had taken place, unless the provisions hereof will be binding upon such successor by operation of law.
     IN WITNESS WHEREOF, the parties have executed this amendment to the Change in Control Agreement, or caused it to be executed, as of the date first above written.

BOARDWALK BANK

By: Title:	/s/ Michael D. Devlin President

EXECUTIVE

/s/ Wayne S. Hardenbrook

Wayne S. Hardenbrook

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